Exhibit (a)(20)

NEWS

NEWS

NEWS

CF INDUSTRIES COMMENTS ON AGRIUM’S TENDER OFFER RESULTS

DEERFIELD, IL, June 23, 2009 — CF Industries Holdings, Inc. (NYSE: CF) today commented on the tender offer results announced today by Agrium Inc. (TSX: AGU) (NYSE: AGU):

“Contrary to Agrium’s assertions, the tender offer results do not change the facts that Agrium’s offer substantially undervalues CF Industries, our shareholders do not support the price in the offer, and the offer has significant regulatory issues,” said Stephen R. Wilson, chairman, president and chief executive officer of CF Industries.

Morgan Stanley and Rothschild are acting as financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to CF Industries.

Contacts

Charles A. Nekvasil

Director, Public and Investor Relations

847-405-2515 — CNekvasil@cfindustries.com

Susan Stillings / Monika Driscoll, 212-333-3810

Brunswick Group LLC

Alan Miller, 212-750-5833

Innisfree M&A Incorporated

About CF Industries

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc. CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products. CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland. Additional information on CF Industries is found on the company’s website at www.cfindustries.com.

Additional Information

This press release is neither an offer to purchase nor the solicitation of an offer to sell any securities. CF Industries Holdings, Inc. (“CF Industries”) previously filed a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended, the “Solicitation/Recommendation Statement”) with the Securities and Exchange Commission (the “SEC”) with respect to the exchange offer commenced by Agrium Inc. INVESTORS AND SECURITY HOLDERS OF CF INDUSTRIES ARE URGED TO READ THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER RELEVANT MATERIALS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN FREE COPIES OF ANY DOCUMENTS FILED BY CF INDUSTRIES WITH THE SEC THROUGH THE WEB SITE MAINTAINED BY THE SEC AT WWW.SEC.GOV.  FREE COPIES OF ANY SUCH DOCUMENTS CAN ALSO BE OBTAINED BY CALLING INNISFREE M&A INCORPORATED TOLL-FREE AT (877) 456-3507.

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